Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Lomond Therapeutics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457(a)	27,473,624	(1)	$4.00	(2)	$109,894,496	0.00015310	$16,824.85

Total Offering Amounts							$109,894,496		$16,824.85
Total Fee Offsets									—
Net Fee Due									$16,824.85

(1)	Represents shares offered by the selling stockholders identified in this prospectus. Includes an indeterminable number of additional shares of common stock that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholders.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, based upon the original sale price of the shares of common stock registered hereunder. On November 1, 2024, Lomond Therapeutics Holdings, Inc. sold shares of common stock at a price of $4.00 per share in the offering. The price per share and aggregate offering price in the table above are based on the price per share in the offering.